Exhibit 23.1

        621 SEVENTEENTH STREET SUITE 1550 DENVER, COLORADO 80293 TELEPHONE (303) 623-9147

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Ante5, Inc. for the year ended December 31, 2011 (the “Annual Report”).  We hereby further consent to the inclusion in the Annual Report of estimates of oil and gas reserves contained in our report “Ante5 Oil & Gas – Estimated Future Reserves and Income Attributable to Certain Leasehold Interests – SEC Parameters – As of December 31, 2011” and to the inclusion of our report dated March 16, 2012 as an exhibit to the Annual Report.

\s\ Ryder Scott Company, L.P. RYDER SCOTT COMPANY, L.P

Denver, Colorado
March 28, 2012